Exhibit 4.36

FIFTH AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT and RENEWAL by and among SKINVISIBLE, INC., QUOIN PHARMACEUTICALS, INC., Dated as of June 14, 2021

FIFTH AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL

THIS AMENDMENT TO THE EXCLUSIVE LICENSE AGREMEMENT RENEWAL (this “Amendment”) is made and entered into as of June 14, 2021, by and among Skinvisible, Inc., a Nevada corporation (referred to as “SKINVISIBLE” ), and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT dated October 17, 2019;

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT RENEWAL dated May 8, 2020;

WHEREAS, the Parties have entered into the FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated July 31, 2020;

WHEREAS, the Parties have entered into the SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated September 30, 2020;

WHEREAS, the Parties have entered into the THIRD AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated January 27, 2021;

WHEREAS, the Parties have entered into the FOURTH AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated April 19, 2021;

WHEREAS, the Parties hereby amend the EXCLUSIVE LICENSE AGREEMENT RENEWAL as follows:

7.1 License Fee. As partial consideration for the rights conveyed by Skinvisible under this Agreement, Licensee agrees to pay to Skinvisible a one-time, non-refundable, non-creditable license issue fee of one million USD dollars (USD $1,000,000) (“License Fee”). To date, Licensee has paid three hundred ninety-two thousand five hundred US dollars (USD $392,500) of this fee as part of the First Half of the License Fee. The balance of the First Half Payment is one hundred seven thousand five hundred US dollars (USD $107,500) which shall be paid within 5 business days of the Effective Date of this Amendment. A further payment of two hundred fifty thousand dollars ($250,000) is due no later than 10 business days after receipt by Licensee of additional funding by Altium Capital. The remaining balance of two hundred fifty thousand dollars ($250,000) will be paid on the earlier of either after FDA approves IND application by Licensee containing Skinvisible Technology or December 31st , 2021.

7.3.2   Clinical Milestones and Milestone Payments:

(i)	Successful completion of Phase 2 testing: $0
(ii)	Successful completion of Phase 3 testing: $0
(iii)	Regulatory approval in either the US or EU, whichever happens first: $5,000,000

1.	All other terms and conditions of the Exclusive License Agreement, Renewal and Amendments shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

SKINVISIBLE PHARMACEUTICALS, INC.

By:	/s/ Terry Howlett
Name:	Terry Howlett
Title:	President & Chief Executive Officer

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers
Name:	Michael Myers, Ph.D.
Title:	President & Chief Executive Officer